Exhibit 21

List of Subsidiaries of Veoneer, Inc.

Canada

Veoneer Electronics Canada, Inc.

China

Veoneer (China) Co., Ltd.

Autoliv Nissin Brake Systems (Zhongshan) Co., Ltd. (51%)

France

Veoneer Electronics SAS

Germany

Veoneer Germany GmbH

India

Veoneer India Private Limited

Italy

Veoneer Italy S.r.l.

Japan

Veoneer Japan Ltd.

Veoneer Nissin Brake Systems Japan Co., Ltd. (51%)

Akehai Kogyo KK (51%)

Romania

Veoneer Romania S.r.L.

South Korea

Veoneer Korea Ltd.

Sweden

Veoneer AB

Veoneer Sverige LiDAR AB

Veoneer Sweden AB

Zenuity AB (50%)

United States

Veoneer US, Inc. (Delaware)

Veoneer Nissin Brake Systems America LLC (Ohio) (51%)

Veoneer Roadscape Automotive, Inc. (Delaware)

Veoneer, Inc. has 100% ownership interest and 100% voting power of each subsidiary unless otherwise indicated.